UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(D) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 27, 2008

APEX SILVER MINES LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands, British West Indies	1-13627	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

Walker House Mary Street George Town, Grand Cayman Cayman Islands, British West Indies		Not Applicable
(Address of principal executive offices)		(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.02	Termination of a Material Definitive Agreement

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Signature

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Item 1.02                     Termination of a Material Definitive Agreement

On June 27, 2008, Apex Silver Mines Limited entered into a Termination and Release Agreement with Sumitomo Corporation pursuant to which the parties agreed to terminate the Deferred Payments Agreement dated September 25, 2006.  The Deferred Payments Agreement, which was entered into in  connection with the purchase by Sumitomo of 35% of the San Cristobal mine, required Sumitomo to make deferred purchase price payments to Apex consisting of: (i) quarterly payments equal to 22.86% of Sumitomo’s share of payable silver production from the San Cristobal mine, or approximately 8% of total payable silver production, payable in cash or silver at Sumitomo’s option, and (ii) quarterly cash payments equal to 20% of Sumitomo’s share of payable zinc production from the San Cristobal mine, or approximately 7% of total payable zinc production, multiplied by the zinc price in excess of $1,800 per tonne.

Under the terms of the Termination and Release Agreement, Sumitomo paid $70 million to Apex on June 30, 2008.  Sumitomo also agreed to make the quarterly payments required under the Deferred Payments Agreement for the quarter ended June 30, 2008, but thereafter the rights and obligations of Apex and Sumitomo under the Deferred Payments Agreement will terminate.

Item 5.02                     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On June 27, 2008, Harry M. Conger, informed the company’s board of directors that he will be retiring as a director of the company effective August 1, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 3, 2008

Apex Silver Mines Limited

	By:	/s/ Robert Vogels
Robert Vogels
Vice President